Exhibit 99.1

To:	KCI Employees Worldwide

From:	Cathy Burzik, President & CEO

Date:	August 22, 2011

When we announced plans last month for KCI to be acquired by a consortium led by Apax Partners, I promised to update you on the progress of the transaction. I want to let you know that, as of yesterday, we have completed the 40-day “go-shop” period.

As we proceed forward, our board of directors believes it is best not to discuss the pending transaction with the Apax consortium until the filing of our final proxy statement prior to a shareholder meeting, or unless another material development occurs. At this point, the shareholder meeting regarding the Apax transaction would take place in the mid- to late-October timeframe.

I appreciate your patience and personal support over the last several months. KCI is a wonderful company… from the therapies we provide to patients, to the unrivaled support we provide to clinicians globally… and to the value we continue to create for all stakeholders.

I know I can count on you to stay focused, and I will do the same. Continued strong performance remains our first priority.

Thanks for everything you do for KCI.

Additional Information about the Merger and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed acquisition of Kinetic Concepts, Inc. (“KCI”) by a consortium comprised of funds advised by Apax Partners together with controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board. KCI has filed a preliminary proxy statement with the SEC related to the merger on August 8, 2011 and plans to file a definitive proxy statement related to the merger. INVESTORS AND SECURITY HOLDERS OF KCI ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The definitive proxy statement will be mailed to shareholders of KCI. Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by KCI with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and KCI’s other filings with the SEC may also be obtained from KCI by directing a request to Kinetic Concepts, Inc., Attention: Investor Relations, 8023 Vantage Drive, San Antonio, TX 78230-4726, or by calling 210-255-6157.

KCI and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from KCI’s shareholders in favor of the proposed acquisition. Information regarding KCI’s directors and executive officers is available in its 2010 Annual Report on Form 10-K filed with the SEC on March 1, 2011, and definitive proxy statement relating to its 2011 Annual Meeting of Shareholders filed with the SEC on April 15, 2011. Shareholders may obtain additional information regarding the interests of KCI and its directors and executive officers in the proposed acquisition, which may be different than those of KCI’s shareholders generally, by reading the proxy statement and other relevant documents filed with the SEC when they become available.